                                                                                                                                          EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Mark Jelfs
+1.414.906.6675
mark.jelfs@manpowergroup.com

Marc J. Bolland to Step Down from ManpowerGroup Board of Directors

MILWAUKEE (11 December 2014) – ManpowerGroup Inc. (NYSE: MAN) announced today that Marc J. Bolland has resigned from the company’s Board of Directors, effective 11 February 2015.

Bolland, who is Chief Executive Officer of international retailer Marks and Spencer Group plc, has been a ManpowerGroup Director since July 2004, and a member of the Executive Compensation and Human Resources Committee. Bolland was recently elected to the Board of Directors of The Coca-Cola Company.

Jeffrey A. Joerres, Executive Chairman of ManpowerGroup, said “Marc has been a key contributor to our Board for more than a decade, helping to differentiate ManpowerGroup as a global leader in workforce solutions. We have benefited greatly from Marc’s talent, wisdom and experience with operational and marketing issues in the global arena, and wish him all the best for the future.”

About ManpowerGroup
ManpowerGroup™ (NYSE: MAN) has been the world’s workforce expert, creating innovative workforce solutions, for more than 65 years. As workforce experts, we connect more than 600,000 men and women to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands — Manpower®, Experis™, Right Management ® and ManpowerGroup™ Solutions — we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2014, ManpowerGroup was named one of the World’s Most Ethical Companies for the fourth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com.

- ### -

© ManpowerGroup 2014 All rights reserved.